As filed with the Securities and Exchange Commission on April 19, 2012

Registration No. ________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WARWICK VALLEY TELEPHONE COMPANY

(Exact name of registrant as specified in its charter)

New York	14-1160510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47 Main Street
Warwick, New York	10990
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan
(Full title of the plan)

Duane W. Albro
President and Chief Executive Officer
Warwick Valley Telephone Company
47 Main Street
Warwick, New York 10990
(Name and address of agent for service)

(845) 986-8080
(Telephone number, including area code, of agent for service)

With a copy to:

James M. Jenkins, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Tel: (585) 232-6500
Fax: (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities to	Amount to be	maximum offering	aggregate offering	Amount of
be registered	registered (1)	price per share (2)	price (2)	registration fee
Common Stock, par value $.01 per share	600,000	$13.94	$8,364,000	$959.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions.

(2)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the NASDAQ Global Market as of April 16, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified Part I of Form S-8 have been or will be delivered to participants in the Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan (the “LTIP”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Such documents are not being filed with the Securities and Exchange Commission but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Company are incorporated by reference into this registration statement:

(1)	the Company’s annual report on Form 10-K for the year ended December 31, 2011; and

(2)	the description of the Company’s common stock contained its registration statement on Form 10 (SEC File No. 0-11174) filed with the Securities and Exchange Commission on May 3, 1983.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL permits a corporation to limit the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity in its certificate of incorporation. However, Section 402(b) does not permit a corporation to include provisions in its certificate of incorporation that eliminate (a) the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or that such director’s acts violated Section 719 of the NYBCL (concerning liability of directors in certain cases), or (b) the liability of any director for any act or omission prior to the adoption of this provision.

Article NINTH of the Company's Certificate of Incorporation, as amended, limits, to the fullest extent permitted under New York law, the personal liability of directors of the Company to the Company or its shareholders for damages for any breach of their fiduciary duty in such capacity.

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Article X of the Company's By-Laws, as amended, indemnifies the Company's directors and officers to the fullest extent permitted under the NYBCL. The Company is authorized to purchase and maintain insurance to indemnify the Company and its directors and officers to the extent permitted under the NYBCL. Article X also authorizes the Company to enter into indemnification agreements with its officers and directors.

The Company has purchased insurance providing coverage for the Company against obligations incurred as a result of indemnification of its officers and directors. The coverage also insures the officers and directors against certain liability they may incur because of their service to the Company that is not indemnified by the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Warwick, State of New York, on April 19, 2012.

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Duane W. Albro and Ralph Martucci, Jr., jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Duane W. Albro		April 19, 2012
Duane W. Albro	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/Ralph Martucci, Jr.		April 19, 2012
Ralph Martucci, Jr.	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/Jeffrey D. Alario		April 19, 2012
Jeffrey D. Alario	Director

/s/Douglas B. Benedict		April 19, 2012
Douglas B. Benedict	Director

/s/Kelly C. Bloss		April 19, 2012
Kelly C. Bloss	Director

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/s/David J. Cuthbert		April 19, 2012
David J. Cuthbert	Director (Executive Vice President and Chief Operating Officer)

/s/Robert J. DeValentino		April 19, 2012
Robert J. DeValentino	Director

/s/Douglas J. Mello		April 19, 2012
Douglas J. Mello	Director

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EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

4.1	Certificate of Incorporation, as amended, is incorporated herein by reference from Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

4.2	By-laws, as amended, are incorporated herein by reference from Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

*4.3	Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan.

*5.1	Opinion of Harter Secrest & Emery LLP.

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

*23.2	Consent of WithumSmith+Brown, PC.

*23.3	Consent of Deloitte & Touche LLP.

*24	Power of Attorney (included in the signature pages to the Registration Statement).

* Exhibits filed with this registration statement.

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